Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

PANTHER ENERGY COMPANY, LLC

AND

RED WILLOW MID-CONTINENT, LLC

AS SELLERS

AND

LINN ENERGY HOLDINGS, LLC

AS BUYER

(i)

(ii)

(iii)

EXHIBITS

Exhibit A – Subject Interests (Listing of Leases)
Exhibit B – Wells and Interests
Exhibit C – Certain Excluded Assets
Exhibit D – Allocated Values
Exhibit E – Assignment and Bill of Sale
Exhibit F – Intentionally Omitted
Exhibit G – Joint Operating Agreement
Exhibit H – AMI

(iv)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 4th day of May, 2011, by and among Panther Energy Company, LLC, a Delaware limited liability company, doing business under the trade name Holmes Exploration, LLC in Texas (“Panther”), Red Willow Mid-Continent, LLC, a Colorado limited liability company (“Red Willow”), and Linn Energy Holdings, LLC, a Delaware limited liability company (“Buyer”).  Panther and Red Willow are sometimes collectively referred to herein as “Sellers” and individually as “Seller.”  Buyer and Sellers are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, an undivided 40% interest in and to certain oil and gas properties and related assets, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Sellers and Buyer hereby agree as follows:

Article I
Assets

Section 1.01       Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets (as defined in Section 1.02) from Sellers, and Sellers agree to sell the Assets to Buyer.

Section 1.02       Assets.  Subject to Section 1.03, the term “Assets” shall mean an undivided 40% interest of all of Sellers’ right, title and interest in and to or otherwise derived from:

(a)           Subject Interests.

(i)           the oil, gas and mineral leases in Exhibit A;

(ii)          any ratifications, extensions, and amendments thereof, whether or not the same or described on Exhibit A, (collectively with the oil, gas and mineral leases described on Exhibit A, the “Leases”);

(iii)         the assignments and other documents of title described in Exhibit A;

(iv)        and any and all oil, gas, water, carbon dioxide, or injection wells thereon or on pooled, communitized or unitized acreage that includes all or any part of the Leases, including without limitation the interests specified in the wells shown on Exhibit B attached hereto, (the “Wells”);

(v)         without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the lands described on Exhibit A hereto or described in any of the Leases or other instruments described on such Exhibit A even though Seller's interest therein may be incorrectly described in, or omitted from, such Exhibit A (collectively, the “Lands”), including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover the Lands  (all of the foregoing collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)           all rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon (as defined in Subsection (d) of this Section 1.02) production after the Effective Time (as defined in Section 2.04) attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)           all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used in connection with the Subject Interests (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A;

(d)           all personal property, equipment, fixtures, inventory and improvements located on or used in connection with the Subject Interests and the Easements and with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(e)            all contracts, agreements, instruments and other arrangements by which the Subject Interest are bound or that relate to the Subject Interests, the Personal Property, or the Easements, including, without limitation, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Subject Interests or the production of oil and gas and other minerals and products produced in association therewith from the Subject Interests, including but not limited to all of such contracts, agreements and instruments identified on Schedule 5.11(b), but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 3.07(a), (collectively the “Contracts”);

(f)            all books, records, files, muniments of title, reports, correspondence and similar documents and materials related to the Assets or used or held for use primarily in connection with the maintenance or operation thereof, including, without limitation, lease records, well records, and division order records, well files, land surveys, non-confidential logs, maps, engineering data and reports, reserve studies and evaluations, and files and other books, records, data files and accounting records (whether in hard copy or electronic format) and title records (including abstracts of title, title opinions and memoranda, lease purchase records, brokers ownership reports, and title curative documents related to the Assets), contracts, contract files and correspondence that relate to the foregoing interests in the possession of, and maintained by, either Seller (collectively, the “Records”); provided however that (a) the Records do not include (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 3.07(a), (ii) attorney-client privileged communications and work product of Seller's legal counsel (other than title opinions) and (iii) records relating to the negotiation and consummation of the sale of the Assets and (b) Sellers may retain the originals of any or all of the Records and provide Buyer with copies thereof;

(g)           all geological and geophysical data specifically relating to the Subject Interests, other than such data that cannot be transferred without the consent of or payment to any Third Party and the necessary consents to transfer are not obtained pursuant to Section 3.07(a).  For purposes of this Agreement, “Third Party” means any person or entity, governmental or otherwise, other than Sellers or Buyer; the term includes, but is not limited to, working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies; and

(h)           all proceeds and other interests, including without limitation cash and interests in production imbalances, attributable to production from the Subject Interests occurring on or after the Effective Time.

Section 1.03       Excluded Assets.  Each Seller excepts, reserves, and retains to itself all of its right, title and interest in and to the following properties and assets (the “Excluded Assets”):

(a)           all corporate, financial, legal, and tax records of such Seller;

(b)           all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets for the period prior to the Effective Time;

(c)           all rights, interests, and claims that such Seller may have under any policy of insurance or indemnity, surety bond or any insurance or condemnation proceeds or recoveries from any Third Party relating to property damage or casualty loss affecting the Assets occurring prior to the Effective Time;

(d)           all claims, whether in contract, in tort, or arising by operation of law, and whether asserted or unasserted as of the Closing Date (as defined in Section 10.01), that such Seller may have against any person or that any Third Party may have against Seller arising out of acts, omissions, or events, or injury to or death of persons or loss or destruction of or damage to property, relating in any way to the Assets that occurred prior to the Effective Time, including but not limited to those listed on Schedule 5.06(a); provided, however, that no such claim may be settled, compromised, or otherwise resolved in a manner that results in an obligation borne by Buyer or the Assets on and after the Effective Time without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed;

(e)           all exchange traded futures contracts and over-the-counter derivative contracts of such Seller as to which such Seller has an open position as of the Effective Time;

(f)            any and all rights to use such Seller’s names, marks, trade dress or insignia, or to use the name of such Seller, and all of such Seller’s intellectual property, including, without limitation, proprietary or licensed computer software; patents; trade secrets; copyrights; geological and geophysical information and data (including, without limitation, conventional 2-D and 3-D seismic data) licensed from a Third Party not transferable without the consent of or payment to such Third Party and the necessary consents to transfer are not obtained pursuant to Section 3.07(a), and such Seller’s proprietary interpretations of any such information or data; economic analyses; and pricing forecasts;

(g)           all amounts due by or payable to such Seller as adjustments to insurance premiums related to the Assets for periods prior to the Effective Time;

(h)           all claims of such Seller for any Tax refunds and loss carry-forwards and carry-backs with respect to any Taxes relating to the Assets for periods prior to the Effective Time (determined in accordance with Section 9.02);

(i)            all audit rights and obligations and all amounts due by or payable to such Seller as refunds, adjustments, or settlements of disputes arising under the Assets or Contracts for periods prior to the Effective Time;

(j)            all vehicles and all inventories of pipe, equipment and other personal property not located on the Lands or used in connection with the Subject Interests or with the production, treatment, sale, or disposal of Hydrocarbons, byproducts or waste produced therefrom or attributable thereto;

(k)           all other interests, rights, property, and assets of such Seller not located on or used in connection with the Assets and not included in the definition of the Assets; and

(l)            the assets of Sellers more specifically described in Exhibit C.

Article II
Purchase Price

Section 2.01       Purchase Price.  The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Sellers of the aggregate sum of $220,000,000 (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement.  The adjusted Purchase Price shall be paid to Sellers at the Closing in such amounts and by means of completed federal funds transfers to the accounts designated in writing by Sellers prior to the Closing.

Section 2.02       Deposit.  Contemporaneously with the execution of this Agreement, Buyer has tendered to Wells Fargo Bank, N.A. (the “Escrow Agent”) by wire transfer of immediately available funds an amount equal to twenty-two million dollars ($22,000,000.00) (such amount being herein called the “Deposit”) to be held by the Escrow Agent pursuant to the terms of that certain Escrow Agreement, dated as of the Execution Date, by and among Sellers, Buyer, and the Escrow Agent (the “Escrow Agreement”).

Section 2.03       Allocated Values.  The Purchase Price is allocated among the Assets as set forth in Exhibit D attached hereto (the “Allocated Values”). Sellers and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article III and Article IV.

Section 2.04       Effective Time.  If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Sellers to Buyer on the Closing Date, but effective as of 7:00 a.m. (Houston time) January 1, 2011 (the “Effective Time”).

Article III
Title Matters

Section 3.01       Examination Period.  Following the date of this Agreement until 5:00 p.m., local time in Tulsa, Oklahoma, on May 26, 2011 (the “Examination Period”), Sellers shall permit Buyer and/or its representatives to examine, at all reasonable times, in Panther’s offices, all Records, including abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders, operating and accounting records and agreements pertaining to the Assets.

Section 3.02       Defensible Title and Permitted Encumbrances.  For purposes of this Agreement, the term “Defensible Title” means, with respect to a well or unit included in the Assets as set forth in Exhibit D, such ownership by Sellers in such well or unit that, subject to and except for Permitted Encumbrances (as defined in Subsection (d) of this Section 3.02):

(a)           entitles Sellers to receive not less than the percentage set forth in Exhibit D as Sellers’ “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from the presently producing formation (or, if not presently producing, from the formation indicated in Exhibit D) in each well or unit as set forth in Exhibit D, all without reduction, suspension or termination of such interest throughout the productive life of such well, except for carried interests, production payments, reversionary interests or other changes in interest in time specifically set forth in Exhibit D;

(b)           obligates Sellers to bear no greater than the percentage set forth in Exhibit D as Sellers’ “Working Interest” of the costs and expenses relating to the maintenance, development and operation of the presently producing formation (or, if not presently producing, from the formation indicated in Exhibit D) in each well or unit as set forth in Exhibit D, all without increase throughout the productive life of such well, except for carried interests, production payments, reversionary interests or other changes in interest in time specifically set forth in Exhibit D; and

(c)           is free and clear of all liens, encumbrances and defects in title.

(d)           The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)          the Leases and Contracts, to the extent that same do not (1) operate to reduce the Net Revenue Interests of Sellers below those set forth in Exhibit D or increase the Working Interests of Sellers above those set forth in Exhibit D without a corresponding increase in the Net Revenue Interests or (2) individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected there by (as currently used or owned);

(ii)         any (A) undetermined or inchoate liens or charges arising in the ordinary course of business constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens or charges for liquidated amounts arising in the ordinary course of business (1) that Sellers have agreed to assume or pay pursuant to the terms hereof, or (2) which Sellers are responsible for paying or releasing at the Closing;

(iii)        any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which Sellers have agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(iv)        the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve the respective interests of either Seller in the Assets, to the extent that same do not (1) operate to reduce the Net Revenue Interests of Sellers below those set forth in Exhibit D or increase the Working Interests of Sellers above those set forth in Exhibit D without a corresponding increase in the Net Revenue Interests or (2) individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected there by (as currently used or owned);

(v)         any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority (as defined in Section 4.02(b));

(vi)        any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by either Seller or over which either Seller owns rights-of-way, easements, permits or licenses, to the extent that same do not (1) operate to reduce the Net Revenue Interests of Sellers below those set forth in Exhibit D or increase the Working Interests of Sellers above those set forth in Exhibit D without a corresponding increase in the Net Revenue Interests or (2) individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected there by (as currently used or owned);

(vii)       all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not (1) operate to reduce the Net Revenue Interests of Sellers below those set forth in Exhibit D or increase the Working Interests of Sellers above those set forth in Exhibit D without a corresponding increase in the Net Revenue Interests or (2) individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected there by (as currently used or owned);

(viii)      required Third Party consents to assignments or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)         all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(x)          production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom, to the extent the same do not (1) operate to reduce the Net Revenue Interests of Sellers below those set forth in Exhibit D or increase the Working Interests of Sellers above those set forth in Exhibit D without a corresponding increase in the Net Revenue Interests or (2) individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected there by (as currently used or owned);

(xi)         rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities; and

(xii)        all defects and irregularities affecting the Assets which individually or in the aggregate (1) do not operate to reduce the Net Revenue Interest of Sellers, (2) do not operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Sellers without a proportionate increase in Sellers’ Net Revenue Interest, (3) do not otherwise interfere materially with the operation, value or use of the Assets, and (4) that would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties.

Section 3.03       Title Defect.

(a)           The term “Title Defect,” as used in this Agreement, shall mean: (i) any encumbrance, encroachment or irregularity affecting, defect in or objection to Sellers’ ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Sellers not to have Defensible Title to such Asset; or (ii) any default by either Seller under a lease, farmout agreement or other contract or agreement that would (A) have a material adverse affect on the operation, value or use of such Asset, (B) prevent either Seller from receiving the proceeds of production attributable to such Seller’s interest therein or (C) result in cancellation of such Seller’s interest therein.

(b)           Anything in this Agreement to the contrary notwithstanding, in no event shall either a Permitted Encumbrance or any of the following constitute a Title Defect:  (i) defects based solely on an assertion that either of Seller’s files lack information (including title opinions); (ii) defects arising solely out of lack of survey; and (iii) defects arising out of lack of corporate or other entity authorization unless Buyer provides a reasonable basis for the assertion that the action was not authorized.

Section 3.04       Notice of Title Defects.

(a)           If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Sellers no later than the expiration of the Examination Period of such alleged Title Defect.  To be effective, such notice must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Examination Period, (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer.  Any matters that may otherwise constitute Title Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)           Upon the receipt of such effective notice from Buyer, Sellers and Buyer shall attempt to mutually agree on a resolution with respect to any alleged Title Defect. Sellers shall have the right, but not the obligation at their sole cost and expense, to attempt to cure any such Title Defect prior to the Closing.  In the event that Sellers do not elect to cure any alleged Title Defect and Buyer and Sellers are not able to mutually agree upon the resolution of such alleged Title Defect within two (2) Business Days after the last day of the Examination Period (which agreement may include the removal of the affected Asset from this Agreement with a corresponding downward adjustment to the Purchase Price in the amount of the Allocated Value associated with such Asset), the alleged Title Defect shall be subject to the Purchase Price adjustment provisions set forth in Section 3.05.

(c)           Unless Sellers and Buyer agree otherwise, the value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(i)          If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)         If the Title Defect asserted is that the Net Revenue Interest attributable to any Subject Interest is less than that stated in Exhibit D, then the Title Defect Value shall be the product of the Allocated Value of the affected Subject Interest multiplied by a fraction, the numerator of which is One (1) minus the actual Net Revenue Interest held by Sellers in such Subject Interest and the denominator of which is the Net Revenue Interest stated in Exhibit D for such Subject Interest.

(iii)        If the Title Defect asserted is that the Working Interest attributable to any Subject Interest is greater than that stated in Exhibit D for which there is not a proportionate increase in Net Revenue Interest, then the Title Defect Value shall take into account the relative change in the interest from Exhibit D and the appropriate Allocated Value attributed to such Asset.

(iii)        If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset, other than as described in Sections 3.04(c)(i), (ii) or (iii) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, and the potential economic effect of the Title Defect over the life of the affected Asset.

(iv)        If a Title Defect does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v)         The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi)        Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units or other Assets affected thereby.

(vii)       In no event shall the aggregate value of Title Defects asserted with respect to any particular Asset exceed the Allocated Value of such Asset.

Section 3.05       Remedies for Title Defects.

(a)           With respect to each Title Defect that is not cured on or before the Closing, except as otherwise provided in this Section 3.05, the Purchase Price shall be reduced by an amount equal to the Title Defect Value, unless the Parties otherwise agree.

(b)           If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 3.07 shall apply.

(c)            If on or before the Closing the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 16.03. If the validity of any asserted Title Defect, or the Title Defect Value attributable thereto, is not determined before the Closing, the Purchase Price paid at the Closing shall not be reduced by virtue of such disputed Title Defect or Title Defect Value, and upon the final resolution of such dispute the Title Defect Value, if any, found to be attributable to such Title Defect shall, subject to this Section, be promptly refunded by Sellers to Buyer.

(d)           Notwithstanding anything to the contrary in this Agreement, (i) if the Title Defect Value of a given individual Title Defect (or individual Title Benefit (as defined in

Section 3.08(a)) does not exceed $50,000, then no adjustment to the Purchase Price shall be made for such Title Defect (or Title Benefit), (ii) if the aggregate Title Defect Values (which are individually in excess of $50,000) for Title Defects uncured as of the Closing Date less the aggregate Title Benefit Amounts (which are individually in excess of $50,000) does not exceed two percent (2%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor, and (iii) if the aggregate Title Defect Values (which are individually in excess of $50,000) for Title Defects uncured as of the Closing Date less the aggregate Title Benefit Amounts (which are individually in excess of $50,000) does exceed two percent (2%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Section 3.06       Special Warranty of Title.  The conveyance delivered by Sellers at Closing shall contain a special warranty of title and each Seller, severally and not jointly, will agree therein to warrant and defend title to the Assets solely unto Buyer against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under such Seller, provided, however Buyer will not be entitled to a remedy for breach of such special warranty if an adjustment to the Purchase Price was made for such breach on account of a Title Defect.

Section 3.07       Consents to Assignment and Preferential Rights.

(a)           Sellers shall use all reasonable efforts to obtain all necessary consents from third parties to assign the Assets prior to the Closing (other than governmental approvals that are customarily obtained after the Closing).  To the extent such consents are not obtained prior to the Closing and would render the assignment of some or all of the Assets void or voidable or give rise to a claim for damages as a result of the failure to obtain such consent, then such failure shall constitute a Title Defect as to that portion of the Assets affected thereby; provided however, a Title Defect arising from such a failure will not be subject to the $50,000 individual threshold or the 2% aggregate deductible described in Section 3.05(d), and the Purchase Price will be adjusted downward in the full amount of the Allocated Value of the affected Asset.  In all other cases, such unobtained consents shall not constitute Title Defects.

(b)           Seller shall promptly prepare and send notices to the holders of any applicable preferential rights to purchase any Asset requesting waivers of such preferential rights to purchase; provided, however, that Buyer shall have the opportunity to review such notices before they are sent.   The consideration payable under this Agreement for any particular Assets for purposes of preferential purchase right notices shall be the Allocated Value for such Assets.  If any preferential rights to purchase any Properties are exercised prior to Closing, those Assets subject to the exercise of the preferential rights shall be treated as if subject to a Title Defect resulting in the complete loss of title and the Purchase Price shall be reduced under Section 3.05(d) by the Allocated Value for such Property, which adjustment will not be subject to the $50,000 individual threshold or the two percent (2%) aggregate deductible. Seller shall retain the consideration paid by the third party.

Section 3.08       Title Benefits.

(a)           If any Party discovers any Title Benefit during the Examination Period affecting the Assets for which the Title Benefit Value is anticipated to be greater than $50,000, it shall notify the other Parties in writing thereof on or before the expiration of the Examination Period.

(b)           As described in Section 3.05(d), any Title Benefit Value may be used to offset any adjustments that Buyer would otherwise be entitled to as a result of Title Defects; provided, however no Title Benefit Value may be included as an offset under Section 3.05(d) unless such Title Benefit Value is in excess of $50,000.

(c)           For purposes of this Agreement, the term “Title Benefit” shall mean Sellers’ interest in any Subject Interest that is greater than that set forth in Exhibit D (including, without limitation, a Net Revenue Interest that is greater than that set forth in Exhibit D) or Sellers’ Working Interest in any Subject Interest that is less than the Working Interest set forth in Exhibit D (without a corresponding decrease in the Net Revenue Interest.

(d)           The “Title Benefit Value” for any Title Benefit will be determined as follows:

(i)           If the Title Benefit asserted is that the Net Revenue Interest attributable to any Subject Interest is greater than that stated in Exhibit D, then the Title Benefit Value shall be the product of the Allocated Value of the affected Subject Interest multiplied by a fraction, the numerator of which is the actual Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit D for such Subject Interest.

(iii)         If the Title Benefit asserted is that the Working Interest attributable to any Subject Interest is less than that stated in Exhibit D for which there is not a proportionate decrease in Net Revenue Interest, then the Title Benefit Value shall take into account the relative change in the interest from Exhibit D and the Allocated Value attributed to such Asset.

(e)           Any matters that may otherwise constitute Title Benefits, but of which Buyer has not been specifically notified by Sellers in accordance with the foregoing, shall be deemed to have been waived by Sellers for all purposes.

(f)            If with respect to a Title Benefit the Parties are not deemed to have agreed on the existence of the Title Benefit or the Title Benefit Value, Sellers or Buyer shall have the right to elect to have the Title Benefit and/or Title Benefit Value determined by an Independent Expert pursuant to Section 16.03. If the amount of such adjustment is not determined pursuant to this Agreement before the Closing, the Title Benefit Value will not be credited against the Title Defect Values under Section 3.05(d) for the purposes of the Statement described in Section 10.03, and upon determination of the amount the Title Benefit Value, such amount will be credited (if required) in accordance with Section 3.05(d) and Buyer will promptly pay such credit (if required) to Seller.

Article IV
Environmental Matters

Section 4.01       Environmental Review.

(a)           Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review shall be limited to that mutually agreed by Buyer and Sellers prior to commencement thereof and shall not include any intrusive test or procedure without the prior consent of Sellers; provided, however, that if Sellers refuse to promptly grant consent for any reasonably requested intrusive test or procedure, Buyer may elect to remove the affected Assets from this Agreement, with a downward adjustment to the Purchase Price in an amount corresponding to the Allocated Value for the affected Asset.  Buyer shall (and shall cause Buyer’s Environmental Consultant to): (i) consult with Sellers before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Sellers’ operations, and (iii) comply with all applicable laws, rules, and regulations. Sellers shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review.  With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Sellers.  Buyer hereby agrees to release, defend, indemnify and hold harmless Sellers from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM EITHER SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) arising out of or relating to Buyer’s Environmental Review.

(b)           Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Sellers. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information becomes legally compelled to disclose any of the Environmental Information, Buyer shall provide Sellers with prompt notice sufficiently prior to any such disclosure (to the extent permitted by applicable law) so as to allow Sellers to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. At the request of either Seller, Buyer shall provide copies of the Environmental Information to Sellers without charge as soon as practicable after Buyer receives the Environmental Information. If this Agreement is terminated prior to the

Closing, (i) at the request of either Seller Buyer shall deliver any Environmental Information to Sellers that has not been previously delivered to Sellers and (ii) all of the Environmental Information delivered to Sellers shall become the sole property of Sellers.

Section 4.02       Environmental Definitions.  For purposes of this Agreement, the terms set forth below shall have the following meanings.

(a)           “Environmental Defect” shall mean, with respect to any given Asset, (i) a violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which such Asset is located, (ii) an obligation under Environmental Laws to complete immediately or promptly after the Closing any corrective action at the Asset or (iii) any Environmental Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, or omission existing or occurring prior the Closing Date or the use, release, storage, treatment, transportation or disposal of hazardous materials prior to the Closing Date.  Environmental Defect shall not be deemed to include an environmental condition described on Schedule 4.02.

(b)           “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c)           “Environmental Laws” shall mean all national, state, municipal or local, laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(d)           “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of (i) (A) the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available, or (B) the amount of Environmental Liabilities reasonably believed will be incurred or required to be paid by Sellers, times (ii) Sellers’ Working Interest in the Asset affected by such Environmental Defect.

(e)           “Environmental Liabilities” means any and all damages (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Authority or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Authority or other Person pursuant to common law or statute and related to the use or release of hazardous materials.

(f)           “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

Section 4.03       Notice of Environmental Defects.

(a)           If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Sellers prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice must: (i) be in writing; (ii) be received by Sellers prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in sufficient, specific detail, including, if applicable, a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Assets affected by such Environmental Defect; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate.

(b)           Any matters that may otherwise constitute Environmental Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes.  Upon the receipt of effective notice from Buyer pursuant to this Section 4.03, Sellers and Buyer shall attempt to mutually agree on a resolution with respect to any alleged Environmental Defect (which may include the removal of the affected Asset from this Agreement, with a corresponding downward adjustment to the Purchase Price equal to the Allocated Value for the affected Asset).  Sellers shall have the right, but not the obligation at their sole cost and expense, to attempt to cure any such Environmental Defect prior to the Closing.  In the event that Sellers do not elect to cure any alleged Environmental Defect and Buyer and Sellers are not able to mutually agree upon the resolution of such alleged Environmental Defect on or before two (2) Business Days prior to the Closing Date, then on or before two (2) Business Days prior to the Closing Date, Sellers shall give Buyer written notice of their election to either (i) exclude the affected Asset from the sale and reduce the Purchase Price by allocated value of such affected Asset, (ii) not take any action with respect to the alleged Environmental Defect, in which event the alleged Environmental Defect shall be subject to the Purchase Price adjustment provisions set forth in Section 4.04, or (iii) accept the Environmental Defect Value asserted in the notice with respect to such alleged Environmental Defect in full settlement for such Environmental Defect.

Section 4.04       Remedies for Environmental Defects.

(a)           If any Environmental Defect described in a notice delivered in accordance with Section 4.03 is not cured on or before the Closing, then the Purchase Price shall be reduced by the Environmental Defect Value of such Environmental Defect as agreed by the Parties.

(b)           If on or before the Closing the Parties have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Environmental Defect and/or such Environmental Defect Value determined by an Independent Expert pursuant to Section 16.03.  If the validity of any asserted Environmental Defect, or the Environmental Defect Value attributable thereto, is not determined before the Closing, the Purchase Price paid at the Closing shall not be reduced by virtue of such disputed Environmental Defect or Environmental Defect Value, and upon the final resolution of such dispute the Environmental Defect Value, if any, found to be attributable to such Environmental Defect shall, subject to this Section, be promptly refunded by Sellers to Buyer.

(c)           In connection with any determination by an Independent Expert pursuant to Section 16.03 with respect to an Environmental Defect or its Environmental Defect Value: (i) neither Party may not introduce or otherwise use information obtained after the Closing Date with respect to such Environmental Defect or Environmental Defect Value, (ii) Buyer may not assert any violation of Environmental Law that is not specified in Buyer’s notice with respect to such Environmental Defect, and (iii) such Environmental Defect Value may not exceed the amount thereof asserted in Buyer’s notice with respect thereto.

(d)           Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value for a given individual Environmental Defect does not exceed $50,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect; (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Environmental Defects (exceeding $50,000) does not exceed two percent (2%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor; and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Environmental Defects (exceeding $50,000) does exceed two percent (2%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Article V
Representations and Warranties of Sellers

Each respective Seller represents and warrants as to itself, severally and not jointly, to Buyer that:

Section 5.01       Sellers’ Existence.  Panther is a limited liability company, duly organized and validly existing under the laws of Delaware and is qualified to conduct business in the States of Oklahoma and Texas.  Red Willow is a limited liability company, duly organized and validly existing under the laws of Colorado and is qualified to conduct business in the States of Oklahoma and Texas.  Each respective Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 5.02       Legal Power.  Each respective Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)           any provision of such Seller’s limited liability company agreement or other governing documents;

(b)           any material agreement or instrument to which such Seller is a party or by which such Seller is bound, except for any preferential purchase rights and consents to assignment listed on Schedule 5.15; or

(c)           any judgment, order, ruling or decree applicable to such Seller as a party in interest or any law, rule or regulation applicable to such Seller.

Section 5.03       Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of each respective Seller.  This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.04       Brokers.  Scotia Waterous (USA) Inc. has acted for or on behalf of Sellers in connection with this Agreement and the transactions contemplated by this Agreement.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05       Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, contemplated by or, to the knowledge of each respective Seller, threatened against such Seller.  For purposes of this Agreement, “knowledge” means, with respect to each Seller, the actual knowledge of executive officers and senior employees of such Seller.

Section 5.06       Suits.

(a)           There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to each respective Seller’s knowledge, threatened (i) with respect to the Assets or against such Seller or any affiliate of such Seller (with respect to the Assets), (ii) with respect to the ownership, operation, development, maintenance, or use of any of the Assets, or (iii) that has materially affected or will materially affect such Seller’s ability to consummate the transactions contemplated herein, except as shown on Schedule 5.06(a).

(b)           Except as set forth in Schedule 5.06(b), neither Seller has received notice in writing from any Governmental Authority or any other Person claiming any violation of or noncompliance with any Law with respect to the Assets (including any such Law concerning the conservation of natural resources).

Section 5.07       Royalties.  All rentals, royalties and other payments due under the Subject Interests described in Exhibit A have been paid in all material respects, except those amounts in suspense.

Section 5.08       Taxes.  All Applicable Taxes that have become due and payable prior to the Effective Time have been paid in all material respects.  All Tax Returns relating to the Assets have been timely filed and are true, correct and complete in all material respects.  There are no liens with respect to the Assets (other than Permitted Encumbrances).  There is no claim pending against either Seller for any Applicable Taxes, and to each Seller’s knowledge, there is no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Applicable Taxes or Tax Returns with respect to Applicable Taxes.  No claim has ever been made by an authority in a jurisdiction where either respective Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction as a result of holding the Assets, and the Assets are not subject to Taxes in any jurisdiction in which such Seller has not filed Tax Returns.  With respect to Applicable Taxes, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to either Seller or any waiver or agreement for any extension of time for the assessment or payment of any Applicable Tax.  No request for any such waiver is pending. Neither Seller is a party to or bound by any Applicable Tax allocation, sharing or indemnity agreements or arrangements. None of the Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.  With respect to Applicable Taxes, (1) such Seller has not entered into any agreement or arrangement with any taxing authority that requires such Seller to take any action or to refrain from taking any action, and (2) such Seller is not a party to any agreement with any taxing authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement. All of the property of such Seller that is subject to property tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of such Seller’s property constitutes omitted property for property tax purposes.  To the extent any of the Assets is (or will be as of the Closing Date) held in an arrangement that is treated as a partnership for federal, state or local income tax purposes (a “Tax Partnership”), (a) there is no agreement to make any material adjustment pursuant to Section of 481(a) of the Code (or any similar provision of foreign, state or local law or any predecessor provision) with respect to such Tax Partnership by reason of any change in any accounting method or by reason of any installment sale or open transaction, and there is no application pending with any Governmental Authority requesting permission for any changes in any accounting method of any Tax Partnership, (b) no Tax Partnership has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise, (c) no Tax Partnership has entered into any agreement or arrangement with any Governmental Authority that requires Seller to take any action or to refrain from taking any action, (d) there is no closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local or foreign law which relates to any Tax Partnership, (e) every Tax Partnership has made a valid election under Section 754 of the Code (or similar applicable provision) effective for the taxable period including the Closing Date, (f) the transactions contemplated by this Agreement will not (1) cause a termination of any Tax Partnership pursuant to Section 708(b)(1)(B) of the Code or under the terms of the applicable partnership or other agreement or (2) be void under the terms of the applicable partnership or other agreement with respect to the Tax Partnership, and (g) every Tax Partnership has, where relevant, elected to make any adjustments required under Section 704(c) (or under the portions of the regulations under Section 704(c) that incorporate the principles of Section 704(c)) of the Code using the “remedial allocation method” of Treasury Regulations Section 1.704-3(d). None of the Assets is an interest in any Person (other than a Tax Partnership).

Section 5.09       Outstanding Capital Commitments.  As of the Effective Time, and the date hereof, there were no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which either respective Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $250,000 other than those shown on Schedule 5.09 hereto.

Section 5.10       Compliance with Laws.  Except as disclosed on Schedule 5.10, the Assets operated by each such Seller are, and each Seller's operation of such Assets has been and currently is and the other Assets are and the operation of the other Assets has been and currently is, in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof.

Section 5.11       Contracts.

(a)           Except as disclosed on Schedule 5.11(a), each Seller has paid its share of all costs payable by it under the Contracts, and all Leases and Contracts are in full force and effect and constitute valid and binding obligations of the parties thereto.  Neither Seller is in breach or default (and no situation exists that, with the passing of time or giving of notice would create a breach or default) under any of the Leases or Contracts, and no breach or default by any Third Party (or situation that, with the passing of time or giving of notice would create a breach or default) exists, expect such defaults as would not, individually or in the aggregate have a material adverse effect.

(b)           To each Seller's knowledge, Schedule 5.11(b) sets forth all of the following contracts, agreements, and commitments (excluding Leases and Easements) to which any of the Assets will be bound as of the Closing: (i) any agreement with any affiliate of such Seller; (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to such Seller's interest in the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice; (iii) any agreement of or binding upon such Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with Seller's surrender or release of any of the Assets; (iv) any contract containing an area of mutual interest, tag along, drag along or other similar arrangement and (v) any tax partnership agreement of or binding upon such Seller affecting any of the Assets.

Section 5.12       Payments for Production.  Except as set forth on Schedule 5.12, neither Seller is obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

Section 5.13       Imbalances.  Schedule 5.13 accurately sets forth all of each Seller's Imbalances and penalties as of the Effective Time arising with respect to the Assets and except as disclosed in Schedule 5.13 as of the Effective Time (i) no Person is entitled to receive any portion of such Seller's Hydrocarbons produced from the Assets or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) such Seller is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas  contract or other agreement with shippers with respect to the Assets, and (iii) such Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.

Section 5.14      Governmental Authorizations.  Except as disclosed on Schedule 5.14, each Seller has obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets operated by such Seller as currently owned and operated (including, but not limited to, those required under Environmental Laws). Except as disclosed in Schedule 5.06 or Schedule 5.14, (i) such Seller has operated the Assets operated by such Seller in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no notices of violation have been received by such Seller, and no proceedings are pending or, to such Seller's knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by such Seller.

Section 5.15       Consents and Preferential Purchase Rights.  None of the Assets, or any portion thereof, is subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except for (i) governmental consents and approvals of assignments that are customarily obtained after Closing, (ii) preferential rights, consents and restrictions contained in easements, rights-of-way or equipment leases and (iii) preferential rights, consents and restrictions as are set forth on Schedule 5.15.

Section 5.16       Equipment.  To each Seller's knowledge, the Personal Property has been maintained in operable repair, working order and operating condition and is adequate for normal operation of the Assets consistent with current practices.

Section 5.17       Payout Balances.  To each Seller's knowledge, Schedule 5.17 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Wells and units included in the Subject Interests subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.18       Condemnation.  There is no actual or, to either Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Subject Interests by reason of condemnation or the threat of condemnation.

Section 5.19       Plugging and Abandonment.  Neither Seller has abandoned, or agreed to abandon, any wells included in the Assets since the Effective Time and, to each such Seller’s knowledge, there are no dry holes, or otherwise inactive wells, located on the Lands, other than wells that have been properly plugged and abandoned.

Section 5.20       PUHCA/NGA.  Neither Seller is (a) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “subsidiary” of a “holding company,” or a “public-utility company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (b) subject in any respect to the provisions of said act. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. Seller is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.

Section 5.21       Investment Company.  Neither Seller is (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended or (b) subject in any respect to the provisions of said act.

Article VI
Representations and Warranties of Buyer

Buyer represents and warrants to Sellers that:

Section 6.01       Buyer’s Existence.  Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is qualified to conduct business in the States of Oklahoma and Texas.  Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Buyer’s headquarters are located in the State of Texas.

Section 6.02       Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)           any provision of Buyer’s operating agreement or other governing documents;

(b)           any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)           any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03       Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04       Brokers.  No broker or finder has acted for or on behalf of Buyer or any affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05       Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, contemplated by or, to the knowledge of Buyer, threatened against Buyer or any affiliate of Buyer.  For purposes of this Agreement and with respect to Buyer, “knowledge” means the actual knowledge of executive officers and senior employees of Buyer and its parent.

Section 6.06       Suits.  There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07       Qualifications.  Buyer or its affiliate Linn Operating, Inc. is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own the Assets and has, and shall maintain, all necessary bonds to own the Assets.

Section 6.08       Investment.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement.  Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order.

Section 6.09       Funds.  Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Article VII
Sellers’ Conditions to Close

The obligations of Sellers to consummate the transaction provided for herein are subject, at the option of Sellers, to fulfillment on or prior to the Closing Date of each of the following conditions:

Section 7.01       Representations.  The representations and warranties of Buyer herein contained shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of such date.

Section 7.02       Performance.  Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.03      Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.04       Purchase Price.  Buyer shall have delivered or be prepared to deliver to Sellers the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Article II.

Section 7.05       Execution and Delivery of the Closing Documents.  Buyer shall have executed, acknowledged and delivered, as appropriate, to Sellers all closing documents described in Section 10.05.

Article VIII
Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01       Representations.  The representations and warranties of Sellers herein contained shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of such date.

Section 8.02       Performance.  Sellers shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing.

Section 8.03       Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04       Execution and Delivery of the Closing Documents.  Sellers shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.04.

Article IX
Tax Matters

Section 9.01       Transfer Taxes.  All sales, use or other Taxes (other than Taxes on gross income, net income or gross receipts, including franchise taxes) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer. Sellers and Buyer shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Taxes.

Section 9.02       Ad Valorem and Similar Taxes.  Ad valorem, property, severance and similar Taxes and assessments based upon or measured by the ownership of the Assets shall be divided or prorated between Sellers and Buyer as of the Effective Time and determined, in any Straddle Period, as if the taxable period ended as of the Effective Time on an interim closing of the books method; provided that in the case of Taxes that are imposed on a periodic basis with respect to the Assets or capital of a Seller, the amount of such Taxes prior to the Effective Time shall deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending as of the Effective Time and the denominator of which is the number of calendar days in the Straddle Period.  Subject to the limitations set forth in Article XIV, Sellers shall retain responsibility for such Taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the such Taxes attributable to the period of time from and after the Effective Time.

Section 9.03       Tax Deferred Exchange.  Either one or both Sellers and/or Buyer may, at or before the Closing, elect to effect a tax-deferred exchange of the Assets for other qualifying properties (hereinafter collectively called the “Exchange Property”) in accordance with the following:

(a)           In the event either Seller makes such an election prior to the Closing, such Seller may elect, by notice to Buyer delivered on or before the Closing Date, to have the Purchase Price paid to a qualified intermediary until such Seller has designated the Exchange Property.  The Exchange Property shall be designated by such Seller and acquired by the qualified intermediary within the time periods prescribed in Section 1031(a)(3) of the Internal Revenue Code as amended (the “Code”), and shall thereupon be conveyed to such Seller.  In the event such Seller fails to designate and the qualified intermediary fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to such Seller.

(b)           In the event Buyer makes such an election prior to the Closing, Buyer may elect, by notice to Sellers delivered on or before the Closing Date, to have the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000).

(c)           The rights and responsibilities of Sellers, Buyer and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Sellers and Buyer to be necessary to accomplish a tax deferred exchange under Section 1031 of the Code, subject, however, to the limitations on costs and liabilities of Buyer and Sellers set forth below.  If either Seller makes a tax deferred exchange election, Buyer and the other Seller shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Assets.  If Buyer makes a tax deferred exchange election, neither Seller shall be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated in this Agreement.  Any such tax deferred exchange election by any Party shall not affect the duties, rights or obligations of the other Parties, except as expressly set forth in this Section 9.03.

(d)           Should either one or both Sellers or Buyer make such an election and should the tax deferred exchange fail or be disallowed by the Internal Revenue Service for any reason, the non-electing Party’s or Parties’ sole responsibility and liability to the electing Party shall be to take such actions as are required by subsections (a), (b) or (c) above and such non-electing Party or Parties shall have no other responsibility or liability whatsoever to the electing Party; and the electing Party shall release, indemnify, defend and hold harmless the non-electing Party or Parties from any responsibility or liability related to such election except for such actions as may be required by subsections (a), (b) or (c) above.

Section 9.04       Allocation of Purchase Price for Tax Purposes.  Buyer and Sellers will use commercially reasonable efforts to agree, on or before the Closing Date, upon an allocation of the unadjusted Purchase Price in compliance with the principles of Section 1060 of the Code, and the Treasury regulations thereunder, which will include an allocation of value between the Assets located in Texas and the Assets located in Oklahoma.  If Sellers and Buyer agree to such allocation, Sellers and Buyer agree (1) that such allocation shall be used by Sellers and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local tax returns, including without limitation Internal Revenue Service Form 8594, (2) that neither they nor their affiliates will take positions inconsistent with such allocation in notices to governmental bodies, in audit or other proceedings with respect to taxes unless required by applicable law or with the consent of the other Parties, and (3) Buyer and Sellers agree that each shall furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any affiliate thereof  thirty (30) days prior to such filing.

Section 9.05       Filing of Tax Returns; Payment of Taxes.  Sellers shall prepare or cause to be prepared all Tax Returns with respect to Applicable Taxes required to be on or before the Closing Date.  Sellers will cause such Tax Returns to be timely filed consistently with past practice except as otherwise required by applicable law and will provide a copy to Buyer.  Buyer shall prepare or cause to be prepared all Tax Returns with respect to Taxes associated with the Assets (other than income Taxes) that are required to be filed after the Closing Date for all taxable periods ending prior to the Closing Date and all Straddle Periods.  Buyer will cause such Tax Returns to be timely filed consistently with past practice except as otherwise required by applicable law and will provide a copy to Sellers.  Not later than five (5) days prior to the due date for payment of Taxes with respect to a Tax Return filed by the Buyer pursuant to this Section 9.05, Sellers shall pay to Buyer the amount of any Taxes constituting Retained Obligations with respect to such Tax Return, except to the extent such Taxes have already been accounted for in the Purchase Price Adjustments or pursuant to Section 12.02.

Section 9.06       Cooperation on Tax Returns and Tax Proceedings.  Buyer, on the one hand, and each Seller, on the other hand, shall cooperate to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the Assets.  Each Seller shall provide prompt notice to Buyer of any such audit, litigation or other proceeding.

Section 9.07       Exclusion from Subchapter K.  Buyer and Sellers agree to make an election pursuant to Code Section 761(a) to exclude the joint ownership of the Subject Interests from the application of subchapter K of chapter 1 of subtitle A of the Code.

Section 9.08       Tax Definitions.

(a)           The term “Applicable Taxes” means any Taxes (i) imposed on a Seller or its affiliates, (ii) for which a Seller or its affiliates is liable as a transferee or successor, by contract or otherwise, or (iii) imposed with respect to the Assets, in each case, if the Tax could result in a lien or other claim against any of the Assets or Buyer or its affiliates.

(b)           The term “Straddle Period” means any taxable period with respect to Taxes described in Section 9.02 that begins before and ends after the Effective Time.

(c)           The term “Taxes” means all federal, state, local and other taxes and similar levies, fees, charges and assessments imposed by a Governmental Authority, including without limitation, income, gross receipts, sales, use, transfer, business and occupation, franchise, profits, license, lease, services, service use, duties, excise, severance, stamp, occupation, ad valorem, real and personal property, withholding, payroll, and value added taxes, and any taxes of any other taxpayer under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax laws), or as a transferee or successor, or by contract or otherwise, including any interest, penalties or additions to any tax with respect to any of the foregoing.

(d)           The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Article X
The Closing

Section 10.01     Time and Place of the Closing.  If the conditions referred to in Articles VII and VIII of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Panther, whose address is 15 E. 5th Street, Suite 2100, Tulsa, Oklahoma 74103 on June 1, 2011 or such other date and place as may be agreed to by the Parties (the “Closing Date”).

Section 10.02     Adjustments to Purchase Price at the Closing.

(a)           At the Closing, the Purchase Price shall be increased by the following amounts:

(i)          all production, severance and similar taxes related to the Asset arising after the Effective Time, and all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, including, without limitation, all properly applicable drilling costs, leasing and other capital expenditures, and overhead charges under applicable operating or other agreements (regardless of whether a Seller or an affiliate of a Seller serves as operator prior to the Closing, so long as such service and the agreements related thereto are arms length), but specifically excluding any internal overhead or G&A costs; and

(ii)         any other amount provided for in this Agreement or agreed upon by Buyer and Sellers

(b)           At the Closing, the Purchase Price shall be decreased by the following amounts:

(i)          the total Title Defect Values (net of the total Title Benefit Values) for which an adjustment to the Purchase Price is required under Section 3.05(d);

(ii)         the total Environmental Defect Values for which an adjustment to the Purchase Price is required under Section 4.04(d).

(iii)        all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time;

(iv)        any other amount provided for in this Agreement or agreed upon by Buyer and Seller; and

(v)           the Deposit, together with any interest earned thereon.

(c)           The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03     Closing Statement.  Not later than one (1) Business Day prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the “Statement”), together with the data necessary to support any proposed Purchase Price Adjustments.  At the Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.

Section 10.04     Actions of Sellers at the Closing.  At the Closing, Sellers shall:

(a)           execute, acknowledge and deliver to Buyer the Assignment (in a form substantially similar to Exhibit E to this Agreement) and such other instruments (in form and substance mutually agreed upon by Buyer and Sellers) as may be reasonably necessary to convey the Assets to Buyer, including any state, federal or agency form assignments necessary to convey the Assets to Buyer;

(b)           execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time as reasonably requested by Buyer prior to the Closing Date;

(c)           deliver to Buyer possession of the Assets;

(d)           execute and deliver to Buyer an affidavit meeting the requirements of Treasury Regulations Section 1.445-2(b);

(e)           execute and deliver the Joint Operating Agreement (as defined in Section 13.03 below);

(f)           instruct the Escrow Agent to deliver the Deposit (together with any interest earned thereon) to Seller; and

(g)           execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.05     Actions of Buyer at the Closing

.  At the Closing, Buyer shall:

(a)           deliver to Sellers the Purchase Price (as adjusted pursuant to the provisions hereof) by wire transfer to an account designated in writing by Sellers;

(b)           execute and deliver the Joint Operating Agreement;

(c)           instruct the Escrow Agent to deliver the Deposit (together with any interest earned thereon) to Seller; and

(d)           execute, acknowledge and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby, including any state, federal or agency form assignments necessary to convey the Assets to Buyer.

Article XI
Termination

Section 11.01     Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)           by written consent of all of the Parties;

(b)           by Sellers if the conditions set forth in Article VII have not been satisfied in all material respects by Buyer or waived by Sellers in writing by the Closing Date;

(c)           by Buyer if the conditions set forth in Article VIII have not been satisfied in all material respects by Sellers or waived by Buyer in writing by the Closing Date;

(d)           by either Party if the Closing shall not have occurred on or before July 1, 2011;

(e)           by any Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(f)           by Sellers if Buyer asserts, prior to the expiration of the Examination Period, Title Defects and/or Environmental Defects for which the combined Title Defects Values and Environmental Defect Values exceed 5% of the Purchase Price; or

(g)           by Buyer if Purchase Price adjustments on account of Title Defects and/or Environmental Defects asserted by Buyer prior to the expiration of the Examination Period and not cured by Sellers prior to the Closing Date, together with the alleged Environmental Defect Values of Environmental Defects that remain unresolved as of the Closing, exceed 5% of the Purchase Price; or

(h)           by Buyer in accordance with Section 13.04(c);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in material breach of any provision of this Agreement.

Section 11.02     Effect of Termination.  In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 11.03, this Agreement shall terminate and no Party shall have any further rights or obligations under this Agreement, except Buyer’s indemnity and confidentiality obligations contained in Section 4.01, Buyer’s obligations under the Confidentiality Agreement (as defined in Section 17.03) and Sections 11.02, 17.02, 17.07 and 17.11 shall continue pursuant to their terms; provided, however, that a termination of this Agreement shall not relieve any Party from any liability for Losses (as defined in Section 14.03) incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

Section 11.03     Termination Damages.

(a)           If all conditions precedent to the obligations of Buyer set forth in Article VIII have been met and Seller properly elects to terminate the Agreement pursuant to Section 11.01(b) on account of Buyer’s failure to satisfy either Section 7.01 or 7.02, Buyer and Sellers shall instruct Escrow Agent to deliver the Deposit, together with all interest to Sellers, and Sellers shall retain the Deposit as liquidated damages on account of Buyer’s failure to perform its obligations under this Agreement or Buyer’s breach of any representation under this Agreement, which remedy shall be the sole and exclusive remedy available to Sellers for Buyer’s failure to perform or breach.  Buyer and Sellers acknowledge and agree that (i) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b)           If this Agreement is terminated by the written agreement of Buyer and Sellers, or if the Closing does not occur on or before the Closing Date, for any reason other than as set forth in Section 11.03(a), then Sellers and Buyer shall instruct the Escrow Agent to deliver the Deposit, together with all interest earned thereon, to Buyer.  Buyer and Sellers shall thereupon have the rights and obligations set forth elsewhere herein.

Section 11.04                          Attorneys’ Fees, Etc.  If any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY OR PARTIES.

Article XII
Post Closing Obligations

Section 12.01     Allocation of Expense and Revenues.

(a)           Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Sellers so that (i) Buyer will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable production, severance, and similar Taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements (regardless of whether a Seller or an affiliate of a Seller serves as operator prior to the Closing), and (ii) Sellers will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar Taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets prior to the Effective Time.

(b)           In addition to but without duplication of the foregoing, Sellers will be paid (i) the amount as of the Effective Time of all prepaid ad valorem, property or similar Taxes and assessments based upon or measured by ownership of the Assets and any prepaid costs, including rentals and insurance premiums attributable to the Assets, insofar as such prepaid costs relate to periods of time after the Effective Time (as determined in the case of Taxes pursuant to Section 9.02), and (ii) the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the inlet connection or upstream of the applicable sales meter on the Closing Date.

(c)           In addition to the foregoing, Buyer will be paid (i) an amount equal to all unpaid ad valorem, property, production, severance and similar Taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time (as determined pursuant to Section 9.02), which amounts shall, to the extent not actually assessed, be computed based on such Taxes and assessments for the preceding taxable period (such amount to be prorated for the period of Sellers’ and Buyer’s ownership before and after the Effective Time), and (ii) an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 14.02.

(d)           In addition to the foregoing, appropriate adjustments shall be made between Buyer and Sellers so that any production or pipeline imbalances attributable to the Assets, if any, with respect to periods prior to the Effective Time are borne solely by Sellers and any such imbalances, if any, with respect to periods on and after the Effective Time are borne solely by Buyer.

(e)           All Tax credits (including Tax credits for horizontal wells) applicable to the Assets for periods prior to the Effective Time (as determined in accordance with Section 9.02) that have accrued as of the Effective Time shall be allocated to and for the benefit of Sellers, even if such credits have not yet been provided by taxing authorities prior to the Closing Date.

(f)           All amounts due under this Section 12.01 will be settled in accordance with Final Accounting Statement under Section 12.02.

Section 12.02     Final Accounting Statement.

(a)           On or before ninety (90) days after the Closing Date, Sellers shall prepare and deliver to Buyer a post-closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period between the Effective Time and the

Closing (“Accounting Statement”).  The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 12.01.  To the extent reasonably required by Sellers, Buyer shall assist in the preparation of the Accounting Statement. Sellers shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit.  The Accounting Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Sellers prior to such date.  Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Sellers in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.

(b)           Within five (5) Business Days after the Final Accounting Statement becomes final, Sellers shall pay to Buyer or Buyer shall pay to Sellers in immediately available funds the net amount due.  For purposes of this Agreement, the term “Final Accounting Statement” shall mean (i) the Accounting Statement sent by Sellers to Buyer unless Buyer gives a Notice of Disagreement in accordance with Section 12.02(a), or (ii) upon resolution of any Dispute contained in such Notice of Disagreement, the revised Accounting Statement reflecting such resolution, which the Parties shall issue, or cause the Independent Expert to issue.

Section 12.03                          Further Cooperation.

(a)           Sellers shall provide copies of the Records to Buyer within five (5) Business Days after the Closing to the extent the Records are in the possession of Sellers and are not subject to contractual restrictions on confidentiality.

(b)           After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Article XIII
Operation of the Assets

Section 13.01     Operations after Effective Time.  Sellers agree, from and after the date hereof until the Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment or if required by law, to:

(a)           operate the properties included in the Assets in the usual, regular and ordinary manner consistent with past practice;

(b)           maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(c)           use commercially reasonable efforts to continue to drill and complete wells in accordance with Sellers’ existing drilling plan for the Subject Interests and to continue to lease in accordance with Sellers’ existing leasing program related to the Subject Interests;

(d)           except reasonably necessary in connection with conducting the drilling and completion operations and leasing program described in subparagraph (c) above, not enter into a material contract relating to the Assets, or materially amend or change the terms of any Contract that would involve individual commitments of more than $250,000;

(e)           not plug or abandon any well located on the properties included in the Assets without Buyer’s prior written consent unless required to do so by an authorized regulatory agency or court;

(f)            not transfer, sell, mortgage, pledge or dispose of any material portion of the Assets, other than the sale and/or disposal of hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the properties included in the Assets or for which replacement equipment has been obtained;

(g)           maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force,

(h)           use commercially reasonable efforts to maintain in full force and effect all Leases;

(i)            maintain all material governmental permits and approvals affecting the Assets; and

(g)           other than in connection with conducting the drilling operations described in subparagraph (c) above, submit to Buyer for prior written approval, all requests for operating or capital expenditures relating to the properties included in the Assets that involve individual commitments of more than $250,000.

Section 13.02     Limitations on the Operational Obligations and Liabilities of Seller.

(a)           From and after the date of execution of this Agreement and until the Closing, and subject to the provisions of applicable operating and other agreements and Section 13.01 of this Agreement,  Sellers shall use its reasonable efforts to operate the Assets and use their reasonable efforts to cause any other operators to operate and administer the Assets in a manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.

(b)           Buyer acknowledges that Sellers own undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XIII, nor shall any action required by a vote of working interest owners constitute such a violation so long as Sellers have voted its interests in a manner that complies with the provisions of this Article XIII.  To the extent that Sellers are not the operator of any of the Assets, the obligations of Sellers in this Article XIII shall be construed to require that Sellers use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

Section 13.03     Operation of the Assets After the Closing.

(a)           Except as hereinafter provided in Section 13.03(b), the Subject Interests and the Leases shall be subject to and burdened by the terms and conditions of joint operating agreements currently in effect and governing operations related to the Subject Interests as of the Effective Time.  In the event that a portion of the Subject Interests is not governed by a joint operating agreement as of the Effective Time, the Parties shall enter into the joint operating agreement in the form~~s~~ attached hereto as Exhibit G (the “Joint Operating Agreement”). To the extent the parties to any existing joint operating agreement governing the Assets consist only of the Sellers and their affiliates, Sellers will cause such existing agreements to be modified, as nearly as possibly, to the form of the Joint Operating Agreement.

(b)           The provision for a potentially reduced non-consent penalty per Article VI.B.2.b.(ii) of said Exhibit G Joint Operating Agreement, will apply regardless of the governing joint operating agreement, but only to the extent that it effects interests owned by the Parties and not any interests owned by third parties.

Section 13.04     Casualty Loss.

(a)           Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the date of this Agreement until the Closing, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells, and the depreciation of personal property.

(b)           If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking is fifteen percent (15%) or less of the Purchase Price, Buyer shall nevertheless be required to close and the Parties will treat such casualty or taking as a Title Defect with respect to the affected Property or Properties under Section 3.05(d), provided such Title Defect will not be subject to the individual $50,000 threshold or the two percent (2%) aggregate deductible, and will result in a full downward adjustment to the Purchase Price.

If Buyer agrees, Sellers shall in lieu of a Purchase Price reduction contemplated above, pay to Buyer and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than affiliates of Sellers and its and their directors, officers, employees and agents) arising out of the casualty or taking.

(c)           If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such casualty or taking exceeds fifteen percent (15%) of the Purchase Price, Buyer shall not be required to close and the Deposit (together with any interest earned thereon) shall be returned to Buyer.  Should Buyer elect to close, Buyer and Sellers shall agree, by written notice prior to Closing, either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to treat such casualty or taking as a Title Defect with respect to the affected Property or Properties under Section 3.05(d), provided such Title Defect will not be subject to the individual $50,000 threshold or the two percent (2%) aggregate deductible, and will result in a full downward adjustment to the Purchase Price, or (iii) to assign to Buyer all sums paid to Sellers by Third Parties by reason of the destruction or taking of such Assets, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and assign, transfer and set over unto Buyer all of the rights, title and interest of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking.

Section 13.05     Tag Along Right.  If either Seller receives a bona fide written offer (the “Purchase Offer”) from a Third Party (the “Purchaser”) to purchase substantially all of Seller’s Subject Interests and Seller elects to accept the Purchase Offer, Buyer shall have the right, but not the obligation, to cause such Seller (and their permitted assignee(s) or successors, if any) require that the Purchaser purchase all of Buyer’s Subject Interests and other Assets for the same terms and conditions contained in the Purchase Offer (the “Tag Along Right”).  Seller must provide notice of an accepted Purchase Offer no less than thirty (30) days prior to the consummation of the sale to such Purchaser.  The Tag Along Notice shall include the name of the Purchaser, the purchase price for the Subject Interests (the “Purchase Price”), and all of the material terms and conditions of the proposed transaction. Buyer may elect to exercise the Tag Along Right by written notice (the “Tag Along Notice”) delivered to Sellers on or before twenty-five (25) days after receipt of the Tag Along Notice.  If Buyer elects to exercise the Tag Along Right, the closing of the sale of the Subject Interests shall occur on or before 60 days after receipt of the Tag Along Notice by Seller. The closing of the Purchaser’s acquisition of Buyer’s Subject Interests and other Assets and Sellers’ Subject Interests shall occur simultaneously and be conditioned upon each other.

Section 13.06     Right of First Refusal.  In the event that Buyer receives a bona fide offer to purchase all or any portion of the Assets, (but excluding any offer that proposes a merger or other business combination) which offer may be subject to certain contingencies (a “Transaction Offer”), from a Third Party (the “Offeror”), Buyer may sell or otherwise transfer the Assets only pursuant to and in accordance with this Section 13.06.  Buyer shall cause the Transaction Offer to be reduced to writing and shall notify Sellers of Buyer’s desire to accept the Transaction Offer and otherwise comply with the provisions of this Section 13.06 (such notice, the “Offer Notice”).  Any Offer Notice, once given, shall be deemed to be an irrevocable offer to sell the Assets as provided in this Section 13.06.  Thereafter, Sellers may elect to purchase all, but not less than all, of Assets specified in the Offer Notice (the “Offered Assets”) within 30 days of receiving the Offer Notice.  Any such purchase shall be at the same price and on the same terms as are offered by the Offeror; provided, that, if the price set forth in an Offer Notice is stated in consideration other than cash or cash equivalents, Buyer and Sellers shall mutually agree upon an independent third party appraiser, which shall determine the fair market value of such consideration, and Sellers may exercise such rights by payment of such fair market value in cash or cash equivalents.  If Sellers fail to exercise their rights to purchase with respect to all of the Offered Assets within the time limit set forth above, Sellers shall be deemed to have waived all of their rights to purchase under this Section 13.06, and Buyer shall be free to sell all of the Offered Assets at the price and on the terms set forth in the Offer Notice for a period of 90 days after Sellers’ receipt of the Offer Notice.  If Sellers exercise their rights to purchase with respect to all of the Offered Assets within the time limit set forth above, such purchase(s) shall be consummated as soon as is reasonably practicable.

Section 13.07     AMI.

(a)           An Area of Mutual Interest (“AMI”) is hereby formed and created between the Parties, which includes only the area described in Exhibit H.  The AMI shall remain in force and effect until December 31, 2014.  After December 31, 2014, the AMI may be extended by the mutual agreement of the Parties, but, absent such an extending agreement, the AMI shall thereafter be limited to those units, Lands or Leases that contain Subject Interests and in which both the Buyer and either Seller continue to have an ownership interest and only for so long as the Buyer and either Seller retains an ownership interest therein.  As set forth in detail below, the Parties shall be entitled to participate in all Interests acquired after the Effective Date by any Party on the basis set forth below:

Buyer	40%

Sellers	60%, except where Buyer makes an acquisition in accordance with 13.07(b)(ii), in which case the percentages shall be reversed and Buyer shall be entitled to participate with 60% and Sellers with 40%

(b)           Sellers and Buyer agree that Panther shall lead and manage all acquisition activity (including, but not limited to leasing, contractual rights to earn, acreage swaps, purchases of producing properties and prospect purchases) within the AMI as between Sellers and Buyer, and Buyer will not initiate acquisition activity, directly or indirectly, except as in coordination with, and at the direction of Panther.  Notwithstanding the foregoing, Sellers recognize that Buyer is actively engaged in acquisition activity, and may acquire interests within the AMI in connection with a larger activity.  Nothing in this Agreement prevents or limits such activity by Buyer, where (i) the majority of the interest involved in such larger activity lies outside of the AMI, or (ii) the interest involved in such larger activity contains a producing property acquisition component with a purchase price equal to or in excess of $100 million dollars.  Buyer must comply with Section 13.07(d) in the event of such any acquisition.

(c)            Leasing Activities.  At any time and from time to time during the term of the AMI described in this Section 13.07, Panther may present a Leasing Package/Prospect Area to Buyer for consideration.  A “Leasing Package/Prospect Area” consists of a proposal by Panther to, within six months from the date of such presentation, engage in leasing or other acquisition activities to acquire leasehold interest, mineral interest, royalty interest, production interest or proceeds from production interest or the contractual right to earn a leasehold, mineral or royalty interest, production interest or proceeds from production interest with regards to lands within the AMI (any of which is referred to herein as an “Interest” or collectively as “Interests”), together with supporting engineering and geological data and estimated costs of acquisition of such Interests, and any drilling required to maintain or earn such Interest, together with the estimated cost, schedule and location of such drilling activities.  For avoidance of doubt, a Leasing Package may not include lands outside of the AMI.  The Buyer may elect to participate in the Interests acquired pursuant to the Leasing Package to the extent the percentage set forth for such Party in Section 13.07(a).  Said option may only be exercised  (i) within twenty-one (21) days after presentation of the proposed Leasing Package/Prospect Area to Buyer, or (ii) within the time frame afforded to Panther by the party whose Interest is being acquired if such afforded time frame is less than twenty-one (21) days.  For the avoidance of doubt, if Buyer does not elect to participate in the proposed Leasing Package/Prospect Area in accordance with this Section 13.07(c)(i) or (ii), then Buyer’s rights to participate in all future leasing and other acquisition and drilling activities within the boundary of the proposed Leasing Package/Prospect Area shall be waived for so long as either Seller retains an ownership interest therein.

(d)           Acquired Properties.  In the event that any of the Parties or their respective parents, subsidiaries, affiliates, officers, directors, shareholders or employees (an “Acquiring Party”), acquires, either directly or indirectly, after the Effective Date, an Interest, said Acquiring Party shall give written notice of the acquisition to the other Parties after the acquisition of said Interest, unless such Interest was acquired through an offered Leasing Package/Prospect Area as described in Section 3.07(c).  It is understood and agreed that notice required herein shall apply to Interests acquired covering lands situated partly inside and partly outside the existing AMI, and to the extent Acquiring and non-acquiring Parties elect to participate in the acquisition of any Interest so situated, the AMI will adjust automatically to include all of such Interest; provided, however that the AMI will only adjust to include contiguous lands situated partly inside and partly outside the existing AMI and, to the extent the acquisition of an Interest covering lands within the AMI is part of a larger acquisition including Interests in lands fully outside the AMI, the AMI will not expand to include such outside lands.  Said notice shall include copies of all instruments of conveyance, paid drafts or checks, itemized invoices of the actual costs incurred, and other available data concerning said acquisition, including, in the case of an acquisition including lands outside of the AMI, the allocated value for the Interest covering lands within the AMI.  Sellers shall have the right to assemble blocks of acreage and contractual rights to earn and present such acquisitions as packages to Buyer for an in-or-out election.  The non-acquiring Party shall have the option to participate in said acquisition (but only to the extent of the Interests covering lands within the AMI and only to the extent such Interests were not acquired pursuant to a Leasing Package/Prospect Area previously offered pursuant to Section 13.07(c)), to the extent the percentage set forth for such Party in Section 13.07(a).  Said option may only be exercised within twenty-one (21) days after the actual receipt of the written notice of acquisition.  In the event a non-acquiring Party elects to exercise its option to participate in said acquisition, said non-acquiring Party shall give written notice thereof to the Acquiring Party within the period of time specified hereinabove.  A non-acquiring Party exercising its option to participate in said acquisition shall bear and assume its proportionate share of the costs allocated to that part of the acquisition which covers lands within the AMI, together with all obligations, covenants, conditions, requirements and terms associated with said acquisition, based upon the respective percentages of participation set forth in Section 13.07(a).  The failure of any non-acquiring Party to give written notice of its election to participate within one of the applicable period of time specified herein, shall be deemed to be an election not to participate in said acquisition.  A non-acquiring Party will have no rights in any Interest in which such Party does not participate.

(e)           All acquisition costs (which may not include any G&A or overhead of the Acquiring Party), obligations, conditions, covenants, requirements and terms shall be assumed and borne by the acquiring Parties in accordance with the percentages set forth in Section 13.07(a).

(f)            Each non-acquiring Party electing to participate in such acquisition shall pay its proportionate share of the acquisition costs (which may not include any G&A or overhead of the Acquiring Party) to the Acquiring Party, as determined hereinabove, with 30 days after receipt of an invoice for said costs.  Upon receipt of said payment, the Acquiring Party shall promptly deliver an assignment or contract to assign of the appropriate percentage of said acquisition to each participating party, insofar as said acquisition covers lands located within the AMI.  Said assignment or contract to assign shall be free and clear of any and all overriding royalty interest, mortgages, liens, production payments and other encumbrances placed on the assigned interests by the Acquiring Party, and shall include a special warranty of title from the Acquiring Party.  The failure of any party to tender its share of acquisition costs within said 30 days shall result in an automatic forfeiture of said Party’s rights to said acquisition and assignment, and it shall be deemed to be an election by said Party not to participate in said acquisition.

(g)           Notwithstanding anything herein to the contrary, the provision set forth in this Section 13.07 shall not apply to any acquisitions that result from acts of merger, consolidation, reorganization with, by or between a parent company, subsidiary or affiliated corporation.

(h)           The Parties agree that any additional drilling commitments required to maintain Interests acquired pursuant to Section 13.07 will not be counted in determining the six (6) AFE threshold described in Section 13.03(b).

Article XIV
Obligations and Indemnification

Section 14.01     Retained Obligations.  Sellers shall retain all duties, obligations and liabilities of every kind and character of Sellers related to (i) the ownership and operation of the Subject Interests prior to the Effective Time, including, for the avoidance of doubt, any and all Taxes (other than income and franchise Taxes) imposed on a Seller or for which such Seller may otherwise be liable for any taxable period ending before the Effective Time and for the portion of any Straddle Period ending as of the Effective Time (as determined pursuant to Section 9.02), or (ii) the Excluded Assets (collectively the “Retained Obligations”).

Section 14.02     Assumed Obligations.  For all duties, obligations and liabilities of every kind and character related to the ownership and operation of the Subject Interests on and after the Effective Time, the Parties agree to apportion such duties, obligations and liabilities in accordance with the respective working interest ownership in the Subject Interests of the Parties, or 40% to Buyer and 60% to Sellers.  Provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof on and after the Effective Time (the “Assumed Obligations”), provided that Assumed Obligations does not include the Retained Obligations or any duties, obligations and liabilities attributable to Sellers’ retained interests.

Section 14.03     Buyer’s Indemnification.  Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless each Seller, its managers, officers, directors, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (collectively, the “Losses”) as a result of, arising out of, or related to (a) the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES, (b) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (c) the breach of any covenant of Buyer contained in or made pursuant to this Agreement.

Section 14.04     Sellers’ Indemnification.  Provided that the Closing occurs and subject to Section 14.05, each Seller shall release, defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the “Buyer Indemnitees”) from and against any and all Losses as a result of, arising out of, or related to (a) the Retained Obligations of such Seller, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES, (b) the inaccuracy or breach of any representation or warranty of such Seller contained in or made pursuant to this Agreement, or (c) the breach of any covenant of such Seller contained in or made pursuant to this Agreement.

Section 14.05     Limits on Indemnification.

(a)           Sellers’ indemnification obligation under Section 14.04(b) and (c) shall only apply if Buyer has provided Sellers with written notice claiming indemnification within one (1) year of the Closing; provided however, Seller’s indemnification obligations for any breach of its representations provided in Section 5.01, 5.02, 5.03, 5.04  and 5.08 shall survive until thirty (30) days after the end of the applicable statute of limitations.

(b)           If the total amount of all Losses that Buyer Indemnitees have the right to assert against Sellers under Section 14.04(b) and (c) (“Buyer Losses”) does not exceed two percent (2%) of the Purchase Price (the “Basket”), then Sellers shall have no obligation under Section 14.04(b) and (c) with respect to any such Losses.  If the total amount of all Buyer Losses exceeds the Basket, then Sellers’ obligations under Section 14.04 shall be limited to the amount by which the aggregate amount of all Buyer Losses exceeds the amount of the Basket.

(c)           The obligations of Sellers under Section 14.04(b) and (c) shall be limited to fifteen percent (15%) of the Purchase Price.

(d)           In no event shall any Party be liable to any other Party or their respective indemnitees for any consequential or incidental damages or lost profits of any Party.

Section 14.06     Exclusive Remedies with Respect to Representations and
Warranties.  The rights and remedies of the Parties under this Article XIV are exclusive and in lieu of any and all other rights and remedies which any Party may have under this Agreement or otherwise against any other party with respect to the transactions contemplated herein for monetary relief with respect to any breach of any representation or warranty except with regard to the special warranty of title provided in the assignment delivered at Closing.  This Section 14.06 shall in no way limit the rights or remedies available to any Party with respect to the breach of any agreement or covenant of any other Party contained herein, including any equitable remedy available to such Party.

Section 14.07     Notices and Defense of Indemnified Matters.  All claims for indemnification under Section 14.04 shall be asserted and resolved as follows:

(a)           For purposes of this Article 14, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement.  The term “Indemnified Party” shall mean the party or parties having the right to be indemnified by another party or parties pursuant to the terms of this Agreement.

(b)           To make a claim for indemnification (“Indemnity Claim”) under Section 14.04, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim

(the “Claim Notice”).  The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Losses for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Losses; provided that the failure of any Indemnified Party to give notice of Losses as provided in this Section 14.05 shall not relieve the Indemnifying Party of its obligations under Section 14.04, except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Losses or otherwise prejudices the Indemnifying Party's ability to defend against the Losses. In the event that the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)           The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it will indemnify and defend the Indemnified Party against the relevant Losses at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)           If the Indemnifying Party agrees to indemnify and defend the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Losses. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Losses which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Losses controlled by the Indemnifying Party pursuant to this Section 14.05(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Losses or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Losses, or (ii) settle any Losses or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Party does not agree to indemnify the Indemnified Party against the Losses or does not diligently defend Indemnified Party or otherwise settle the Losses, then the Indemnified Party shall have the right to defend against the Losses at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Losses at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for Losses, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Losses and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

Article XV
Disclaimers of Representations and Warranties.

Section 15.01     Disclaimers of Representations and Warranties.  The express representations and warranties of Sellers contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT AND IN ANY ASSIGNMENT DELIVERED AT CLOSING, BUYER ACKNOWLEDGES THAT NO SELLER HAS MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (C) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT AND IN ANY ASSIGNMENT DELIVERED AT CLOSING, SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (V) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (VII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLERS THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLERS THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 15.02     Independent Investigation.  Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Sellers and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Sellers, and the books, records and files of Sellers relating to the Assets, and in making the decision to enter into this Agreement and consummate the transaction contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V and the assignments delivered at Closing, and not on any other representations or warranties of Sellers or any other person or entity.

Section 15.03     Survival.  The representations, warranties, covenants and obligations of Buyer under this Agreement shall indefinitely survive the Closing.  The representations, warranties, covenants and obligations of Seller under this Agreement shall survive the Closing for a period of one (1) year after the Closing; provided, however, Sellers’ indemnification obligations for any breach of its representations provided in Sections 5.01, 5.02, 5.03, 5.04, and 5.08 shall survive until thirty (30) days after the end of the applicable statute of limitations.

Article XVI
Dispute Resolution

Section 16.01     General.  Any and all claims, disputes, controversies or other matters in question arising out of or relating to a Title Defect, an Environmental Defect, or calculation of the Accounting Statement or revisions thereto (all of which are referred to herein as “Disputes” which term shall not include any other claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.

Section 16.02     Senior Management.  If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of fifteen (15) days after such Dispute arose, Sellers shall nominate and commit one of Panther’s and Red Willow’s senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after the Dispute arose to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of  fifteen (15) days after such meeting, or if such meeting has not occurred within forty five (45) days after such Dispute arose, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.

Section 16.03     Dispute Resolution by Independent Expert.

(a)           Each Party shall have the right to submit each Dispute to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as defined in Subsection (b) of this Section 16.03).

(b)           Each Dispute to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the Rules of the American Arbitration Association to the extent such Rules do not conflict with the provisions of this Agreement (the “Rules”).  The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c)           The charges and expenses of the arbitrator shall be shared equally by Sellers and Buyer.

(d)           Any arbitration hearing held pursuant to Section 16.03 shall be held in Oklahoma City, Oklahoma.

Section 16.04     Limitation on Arbitration.  ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN SELLER AND BUYER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A COURT OF COMPETENT JURISDICTION LOCATED IN OKLAHOMA COUNTY, OKLAHOMA, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

Article XVII
Miscellaneous

Section 17.01     Further Assurance.  After Closing, Seller and Buyer each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 17.02    Expenses.  Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and no Party shall be entitled to any reimbursement for such expenses from any other Party.

Section 17.03     Confidentiality. The respective obligations of the Parties under that certain Confidentiality Agreement dated January 25, 2011, between Panther and Buyer (the “Confidentiality Agreement”) shall terminate upon the Closing.  Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer’s obligations under the Confidentiality Agreement shall continue in accordance with the terms thereof.  To the extent any provisions of the Confidentiality Agreement conflict with this Agreement, this Agreement shall control.  Nothing in the Confidentiality Agreement will prohibit Buyer from performing its due diligence during the Examination Period.

Section 17.04     Document Retention.  As used in this Section 17.04, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Sellers pursuant to the provisions of this Agreement (other than those that Sellers have retained either the original or a copy of), including, but not limited to: financial and Taxes accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than four (4) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow either Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period.  Sellers shall have the right during such period to make copies of the Documents at its expense.  Sellers shall retain any original Records retained pursuant to the provisions of this Agreement for a period of no less than four (4) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Buyer or its representatives to inspect the original Records at reasonable times and upon reasonable notice during regular business hours during such time period.

Section 17.05     Payments to Sellers and Sellers’ Consent.

(a)           For all payments to Sellers required under this Agreement, Buyer will make one payment to the following account (unless Sellers direct otherwise in jointly executed instructions):  Account No. 208357252, at Bank of Oklahoma, N.A., ABA Routing Number 103900036.

(b)           Whenever Sellers’ consent or election is required under this Agreement, unless expressly provided otherwise, the consent or election of Panther will be sufficient to bind the Sellers.

Section 17.06                 Financial Records.

(a)           Sellers acknowledge that Buyer and/or its affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets ("Financial Statements") in documents filed with the SEC by Buyer and/or its affiliates pursuant to the Securities Act of 1933, as amended, and that such Financial Statements may be required to be audited.  In that regard, Sellers shall provide Buyer reasonable access to such records (to the extent such information is available) and personnel of Sellers as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer's sole cost and expense, to create and audit any Financial Statements that Buyer deems necessary.  Notwithstanding the foregoing, (i) Sellers shall in no event be required to create new records relating to the Assets and (ii) the access to be provided to Buyer pursuant to this Section 17.06 shall not interfere with Sellers’ ability to prepare its own financial statements or its regular conduct of business and shall be made available during such Seller's normal business hours.

(b)           Sellers shall consent to the inclusion or incorporation by reference of the Financial Statements in any registration statement, report or other document of Buyer or any of its affiliates to be filed with the SEC in which Buyer or such affiliate reasonably determines that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Securities Exchange Act of 1934, as amended.  Upon request of Buyer, Sellers shall request the external audit firm that audits the Financial Statements (the "Audit Firm") to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any such registration statement, report or other document.  Sellers shall provide Buyer and Buyer’s independent accountants with access to (i) audit work papers of Sellers’ independent accountants and (ii) management representation letters provided by Seller to   Sellers’ independent accountants.

Section 17.07     Entire Agreement.  This Agreement, the Confidentiality Agreement, the documents to be executed hereunder, and the exhibits and schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 17.08     Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.09     Publicity.  No Party shall issue any public announcement or press release concerning this transaction without the written consent of the other Parties (except as required by law and in such case with prior review of the wording of the announcement or press release).

Section 17.10     Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 17.11     No Third Party Beneficiaries.  Except as provided in Sections 14.03 and 14.04, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 17.12     Assignment.  Except as provided in Section 9.03, no Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Parties and any assignment made without such consent shall be void.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 17.13     Governing Law.  This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction, except that, to the extent that a dispute arises with respect to a portion of the Land located in a state other than Texas, the law of such other state shall apply as to that portion of the Land located in (or otherwise subject to the laws of such other state.  The Parties agree to venue in Oklahoma County, Oklahoma.

Section 17.14     Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the addresses of Sellers and Buyer set forth below. Any such notice shall be effective only upon receipt.

If to Panther:

James R. Stone, Vice President
Panther Energy Company, LLC
15 E 5th Street, Suite 2100
Tulsa, OK 74103
Fax: (866) 241-6783

With a copy (which shall not constitute notice) to:

J. Ryan Sacra
Conner & Winters, LLP
4000 One Williams Center
Tulsa, OK 74172
Fax: (918) 586-8628

If to Red Willow:

Robert J. Voorhees, President
Red Willow Mid-Continent, LLC
14933 Hwy 172
Ignacio, CO 81137
Fax: (970) 563-5101

With a copy (which shall not constitute notice) to:

Thomas H. Shipps
Maynes, Bradford, Shipps & Sheftel LLP
835 E. Second Ave., Suite 123
P.O. Box 2717
Durango, CO 81302
Fax: (970) 247-8827

If to Buyer:

Charlene A. Ripley
Senior Vice President, General Counsel and Corporate Secretary
Linn Energy Holdings, LLC
600 Travis Street, Suite 5100
Houston, TX 77002
Fax: (281) 840-4000

A Party may, by written notice so delivered to the other Parties, change its address for notice purposes hereunder.

Section 17.15     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.16     Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 17.17     Counterpart Execution.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 17.18     Headings; References.  The headings of articles and sections used in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  References herein to articles, sections, exhibits, and schedules are to articles, sections, exhibits, and schedules to this Agreement unless expressly stated otherwise.

[Signatures on Next Page]

IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

Sellers:		Buyer:

Panther Energy Company, LLC		Linn Energy Holdings, LLC

By:	/s/ James R. Stone	By:	/s/ Mark E. Ellis
Name:	James R. Stone	Name:	Mark E. Ellis
Title:	Vice President	Title:	President and Chief Executive Officer

Red Willow Mid-Continent, LLC

By:	Robert J. Voorhees
Name:	Robert J. Voorhees
Title:	President/COO